Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Reports 41% Growth in Diluted Earnings Per Share in Second Quarter
Ankeny, IA, December 10, 2018 - Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq symbol CASY) today reported diluted earnings per share of $1.80 for the second quarter of fiscal 2019 ended October 31, 2018, compared to $1.28 per share for the same quarter a year ago. "We're moving the Company forward on multiple fronts," said Terry Handley, President and Chief Executive Officer. "The ongoing efforts around operating expense control, combined with a continued focus on strategic pricing, new store openings, and the favorable impact of tax reform produced strong diluted earnings per share growth."
Value Creation Plan Update - The Company has completed or made progress on the following value creation plan activities:

•	Launched the Fleet Card program in late October

•	Continued emphasis on product optimization in fuel program

•	Finalized search for a Director of Fuel Procurement

•	Piloting the fuel price optimization software October through December

•	Optimized merchandise promotions to improve inside margins

•	Onboarded both a Vice President of Digital Customer Experience and a Director of Digital Marketing

Fuel - For the quarter, same-store gallons sold were down 1.1% with an average margin of 20.0 cents per gallon. "With the expanded resources in our fuel team, we have become more proactive at managing retail fuel pricing," said Handley. "Gross profit dollar growth was strong despite same-store gallon movement being under our annual guidance range for the second quarter, due mainly to softer consumer demand. We remain excited about this category moving forward, with product and price optimization, procurement opportunities, and the fleet card program expected to drive future benefits." Total gallons sold for the quarter were up 5.7% to 593.8 million gallons while gross profit dollars increased 7.2% to $118.7 million. Year to date, same-store gallons sold were down 0.3% with an average margin of 20.3 cents per gallon. Year to date, gross profit dollars increased 10.1% to $242.1 million.
Grocery and Other Merchandise - For the quarter, same-store sales were up 2.7% with an average margin of 32.4%. "The grocery and other merchandise category continues to perform well," said Handley. "For the second straight quarter, we realized stronger margins at the high end of our guidance range, which drove gross profit dollar growth. The packaged beverage and other tobacco subcategories led the way in contributing to that growth." For the second quarter, total grocery and other merchandise revenue increased 8.1% to $618.3 million, and gross profit dollars were up 9.3% to $200.2 million. Total revenue for the first six months was up 8.0% to $1.3 billion. Same-store sales year to date were up 2.9% with an average margin of 32.4%.
Prepared Food and Fountain - Same-store sales for the quarter were up 2.2% with an average margin of 62.4%. "Strategic price increases helped expand margin in the quarter in a competitive environment," said Handley. "Our breakfast daypart continues to be a strong contributor to overall results." Total prepared food and fountain revenue increased 8.0% to $283.1 million in the second quarter while gross profit dollars grew 10.1% to $176.7 million. For the first six months, total revenue increased 7.7% to $564.1 million. Year to date, same-store sales were up 2.0% with an average margin of 62.2%.
Operating Expenses - For the second quarter, total operating expenses increased 6.6% to $344.2 million. Year to date, operating expenses are up 9.2%. Same-store operating expenses excluding credit card fees were down 0.1% for the quarter. The increase in total operating expenses was primarily attributable to operating 94 more stores than the same quarter in the prior year. "Our second quarter results demonstrated our commitment to effectively controlling operating expenses," noted Handley. "Despite higher credit card fees and fleet fuel expenses, our team was able to continue to drive same-store operating expenses down in the second quarter as compared to prior year. The largest contributor to that success was the continued efforts around managing the hours worked at our stores."
Expansion - The following table represents the roll forward of store growth through the second quarter of fiscal 2019:

Store Count
Stores at 4/30/18	2,073
New Store Construction	25
Acquisitions	3
Acquisitions not opened	(2)
Prior Acquisitions opened	4
Closed	(6)
Stores at 10/31/18	2,097
The Company had 23 acquisition stores under agreement to purchase and a land bank of 95 sites (in addition to 36 that were under construction) as of October 31, 2018. "We are pleased with our current growth opportunities," said Handley. "We remain encouraged with the acquisition environment and will continue to be a disciplined buyer. Combining acquisitions with our organic growth pipeline gives us the agility to pull multiple levers to drive further expansion."
Share Repurchase Program- The Company has $300 million remaining on its authorization from March 2018. There were no repurchases made against that authorization in the second quarter.
Dividend - At its December meeting, the Board of Directors declared a quarterly dividend of $0.29 per share. The dividend is payable February 15, 2019 to shareholders of record on February 1, 2019.
Fiscal 2019 Guidance -Below is a summary of the current fiscal 2019 guidance:

	Same-store Sales		Margin
	Previous	Current	Previous	Current
Fuel (Gallons and CPG)	1.5 - 3.0%	(1.0%) - 0.5%	18.5 - 20.5	19.0 - 21.0
Grocery and Other Merchandise	1.5 - 3.0%	1.5 - 3.0%	31.5 - 32.5%	31.5 - 32.5%
Prepared Food and Fountain	1.5 - 3.5%	1.5 - 3.5%	60.0 - 62.0%	60.0 - 62.0%

	Previous	Current
Operating Expenses	8.5 - 10.5%	8.5 - 10.5%
Depreciation and Amortization	14.0 - 16.0%	13.0 - 15.0%
New Store Construction	60 stores	60 stores
Acquisitions	20+ stores	20+ stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2018	2017	2018	2017
Total revenue	$2,538,005	$2,153,745	$5,126,437	$4,247,484
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,027,684	1,686,088	4,094,348	3,303,130
Operating expenses	344,186	322,949	703,578	644,196
Depreciation and amortization	61,356	54,157	120,196	106,526
Interest, net	14,191	12,976	28,597	24,351
Income before income taxes	90,588	77,575	179,718	169,281
Federal and state income taxes	23,973	28,657	42,879	63,605
Net income	$66,615	$48,918	$136,839	$105,676
Net income per common share
Basic	$1.82	$1.29	$3.73	$2.77
Diluted	$1.80	$1.28	$3.70	$2.75
Basic weighted average shares	36,698,528	37,804,649	36,683,450	38,108,105
Plus effect of stock compensation	318,943	378,950	314,181	379,802
Diluted weighted average shares	37,017,471	38,183,599	36,997,631	38,487,907

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2018	April 30, 2018
Assets
Current assets
Cash and cash equivalents	$51,887	$53,679
Receivables	46,875	45,045
Inventories	258,644	241,668
Prepaid expenses	7,923	5,766
Income tax receivable	16,849	50,682
Total current assets	382,178	396,840
Other assets, net of amortization	39,813	29,909
Goodwill	140,623	140,258
Property and equipment, net of accumulated depreciation of $1,715,433 at October 31, 2018 and $1,611,177 at April 30, 2018	2,983,043	2,902,920
Total assets	$3,545,657	$3,469,927
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$39,600
Current maturities of long-term debt	15,384	15,374
Accounts payable	324,806	321,419
Accrued expenses	130,786	131,457
Total current liabilities	470,976	507,850
Long-term debt, net of current maturities	1,283,992	1,291,725
Deferred income taxes	374,665	341,946
Deferred compensation	15,584	15,928
Insurance accruals, net of current portion	20,155	19,748
Other long-term liabilities	23,206	21,589
Total liabilities	2,188,578	2,198,786
Total shareholders’ equity	1,357,079	1,271,141
Total liabilities and shareholders’ equity	$3,545,657	$3,469,927
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our value creation plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 10/31/2018	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,621,868	$618,250	$283,062	$14,825	$2,538,005
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$118,656	$200,193	$176,675	$14,797	$510,321
	7.3%	32.4%	62.4%	99.8%	20.1%
Fuel gallons	593,750
Three months ended 10/31/2017
Revenue	$1,306,246	$572,151	$261,998	$13,350	$2,153,745
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$110,686	$183,133	$160,510	$13,328	$467,657
	8.5%	32.0%	61.3%	99.8%	21.7%
Fuel gallons	561,692

Summary by Category (Amounts in thousands)
Six months ended 10/31/2018	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$3,269,285	$1,263,050	$564,065	$30,037	$5,126,437
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$242,132	$409,119	$350,859	$29,979	$1,032,089
	7.4%	32.4%	62.2%	99.8%	20.1%
Fuel gallons	1,195,545
Six months ended 10/31/2017
Revenue	$2,527,231	$1,169,565	$523,838	$26,850	$4,247,484
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$219,898	$373,497	$324,155	$26,804	$944,354
	8.7%	31.9%	61.9%	99.8%	22.2%
Fuel gallons	1,126,739

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2019	0.5%	(1.1)%				F2019	20.5	¢	20.0	¢
F2018	1.7	1.9	3.8%	2.0%	2.3%	F2018	19.3		19.7		18.6	¢	16.3	¢	18.5	¢
F2017	3.1	3.7	2.6	(0.5)	2.1	F2017	19.5		18.6		17.9		17.2		18.4

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	3.2%	2.7%				F2019	32.4%	32.4%
F2018	3.1	2.5	2.5%	(0.4)%	1.9%	F2018	31.9	32.0	31.9%	31.2%	31.8%
F2017	4.7	3.1	3.0	1.5	2.9	F2017	31.6	32.0	31.1	31.1	31.5

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2019	1.7%	2.2%				F2019	62.0%	62.4%
F2018	3.7	2.1	1.7%	(1.3)%	1.7%	F2018	62.5	61.3	60.5%	59.7%	61.0%
F2017	5.1	5.1	5.8	3.2	4.8	F2017	62.8	62.9	61.7	61.7	62.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 11, 2018. The call will be broadcast live over the Internet at 9:30 a.m. CST. To access the call, go to the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts. No access code is required. A webcast replay of the call will remain available in an archived format, on the Press Releases and Webcasts section of our Web site at https://www.caseys.com/investor-relations/press-releases-and-webcasts until December 11, 2022.